Exhibit 21

Subsidiaries of A-Mark Precious Metals, Inc.
100% owned except where indicated

Name of Subsidiary                    Jurisdiction of Incorporation
Collateral Finance Corporation                 Delaware
A-Mark Trading AG                     Austria
Transcontinental Depository Services, LLC         Delaware
A-M Global Logistics, LLC                 Delaware
AM&ST Associates, LLC                  Delaware (55% owned)